Exhibit 7.08

JCF MFG HOLDCO LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of February 3, 2010

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JCF MFG HOLDCO LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of JCF MFG HOLDCO LLC, a Delaware limited liability company (the “Company”) is entered into as of February 3, 2010 by and among JCF Associates II-A L.P., a Delaware limited partnership (“JCF Associates II-A”), as the manager of the Company, and the persons listed on Schedule A hereto.

WHEREAS, J.C. Flowers II L.P., a Cayman Islands exempted limited partnership (“JCF II”) formed the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (as amended from time to time and including any successor statute of similar import, the “Act”) by filing the Certificate with the office of the Secretary of State on January 28, 2010;

WHEREAS, since its formation, the Company has been governed by the Limited Liability Agreement of the Company, dated as of January 28, 2010 (the “Original Agreement”), by and between JCF II and JCF Associates II-A as the manager of the Company; and

WHEREAS, JCF II and JCF Associates II-A, as the manager of the Company, desire to amend and restate the Original Agreement in its entirety and to enter into this Agreement, pursuant to which, among other things, the persons listed on Schedule A hereto are admitted to the Company as members within the meaning of the Act;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Act” shall have the meaning set forth in the recitals hereto.

“Affiliate” shall mean, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

[Signature Page to Amended and Restated LLC Agreement — Members]

“Agreement” shall mean this Limited Liability Company Agreement, as it may be amended, restated or supplemented from time to time as herein provided.

“Available Assets” shall mean, as of any date, the excess of (a) the cash and cash equivalent items held by the Company over (b) the sum of the amount of such items as the Manager determines in its reasonable discretion to be necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed or contingent), and for the establishment of appropriate reserves for such expenses, liabilities and obligations as may arise, including the maintenance of adequate working capital for the continued conduct of the Company’s investment activities and operations.

“Business Day” shall mean any day other than (a) Saturday and Sunday and (b) any other day on which banks located in New York City are required or authorized by law to remain closed.

“Certificate” shall mean the Certificate of Formation of the Company as provided for pursuant to the Act, as originally filed with the office of the Secretary of State, and as amended and restated from time to time as herein provided.

“Claims” shall have the meaning set forth in Section 7.2(a).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Expenses” shall mean the reasonable costs and expenses that, in the good faith judgment of the Manager, are incurred in the operation of the Company, including without limitation the fees and expenses relating to legal, custodial and accounting expenses; auditing expenses; expenses incurred in maintaining in the State of Delaware or elsewhere the principal place of business of the Company, including the payment of annual Delaware franchise taxes; expenses incurred in maintaining a registered office in the State of Delaware; costs of reporting to the Member; costs of winding up and liquidating the Company; and accountants’ and attorneys’ fees and expenses incurred in connection with any of the foregoing.

“Contributions” shall mean, with respect to any Member, the capital contributed or in kind contribution made, or deemed to be made, to the Company by such Member pursuant to this Agreement, plus any additional contributions required to be made pursuant to Section 3.2.

“Covered Person” shall mean the Manager and its Affiliates; each of the current and former shareholders, officers, directors, employees, partners, members, managers and agents of the Manager and its Affiliates; and any other Person designated by the Manager as a Covered Person who serves at the request of the Manager on behalf of the Company.

“Damages” shall have the meaning set forth in Section 7.2(a).

“Disabling Conduct” shall mean, with respect to any Person, gross negligence, fraud, willful misfeasance, reckless disregard of duties by such Person or any material violation of this Agreement by such Person that, if curable, is not cured within 30 days after a written notice describing such violation has been given to such Person.

“Distributable Cash” shall mean cash received by the Company from the sale or other disposition of, or dividends, interest, redemption proceeds, or other income otherwise received by the Company, other than Contributions, to the extent that such cash constitutes Available Assets.

“Fiscal Year” shall mean the fiscal year of the Company as determined pursuant to Section 2.8.

“JCF II” shall have the meaning set forth in the recitals hereto.

“JCF Associates II-A” shall have the meaning set forth in the recitals hereto.

“Manager” shall mean JCF Associates II-A, in its capacity as the manager of the Company, or any additional or successor manager of the Company. The Manager shall be a “manager” within the meaning of the Act.

“Members” shall mean those Persons listed on Schedule A hereto.

“MF Global” shall mean MF Global Holdings Ltd., a Delaware corporation.

“MF Global Securities” shall mean (i) Series A Shares and (ii) Other MF Global Securities.

“Original Agreement” shall have the meaning set forth in the recitals hereto.

“Other MF Global Securities” shall mean any Securities, issued, directly or indirectly, with respect to Series A Shares by way of conversion or exchange thereof or dividends, stock split or in connection with a combination of shares, reclassification, recapitalization, merger or other reorganization.

“Other Securities” shall mean Securities other than Series A Shares.

“Percentage Interest” shall mean with respect to any Member, the percentage set forth opposite such Member’s name on Schedule A attached hereto, as such Schedule A is amended from time to time.

“Person” shall mean any individual or entity, including a corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated association, government or governmental agency or authority.

“Proceeding” shall have the meaning set forth in Section 7.2(a).

“Register” shall have the meaning set forth in Section 2.10.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities” shall mean any shares of capital stock, partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures and other equity and debt securities of whatever kind of any Person, whether readily marketable or not.

“Series A Shares” shall have the meaning set forth in Section 3.1.

“Term” shall have the meaning set forth in Section 2.7.

“Transfer” shall mean a direct or indirect transfer in any form, including a sale, assignment, conveyance, pledge, charge, mortgage, encumbrance, securitization, hypothecation, redemption, conversion, exchange or other disposition, or any purported severance or alienation of any beneficial interest (including the creation of any derivative or synthetic interest), or the act of so doing, as the context requires, other than any pledge or hypothecation of capital stock to a financial institution in connection with any loan from such financial institution.

“Treasury Regulations” shall mean the regulations of the U.S Treasury Department issued pursuant to the Code.

ARTICLE II

FORMATION OF LIMITED LIABILITY COMPANY

SECTION 2.1 Membership. The Members are hereby admitted to the Company as members within the meaning of the Act.

SECTION 2.2 Formation. JCF II formed the Company, which is subject to the provisions of the Act, and the Certificate has been filed with the Secretary of State. The Members hereby agree to continue the Company as a limited liability company under and pursuant to the Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Andoni Goicoechea is hereby designated as an authorized person, within the meaning of the Act, authorized to execute and file (or direct the execution and filing of) the Certificate with the Secretary of State, and such authorized person’s execution and filing (or direction of the execution and filing) of the Certificate with the Secretary of State on January 28, 2010 is hereby ratified and confirmed. The Manager is hereby authorized to execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

SECTION 2.3 Company Name. The name of the Company heretofore formed and continued hereby is JCF MFG Holdco LLC.

SECTION 2.4 Registered Office. The registered office of the Company in the State of Delaware is located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company at such address is The Corporation Trust Company. At any time, the Manager may designate another registered agent and/or registered office.

SECTION 2.5 Admission. Upon the execution and delivery of this Agreement, each Member shall be admitted as a member of the Company.

SECTION 2.6 Purpose; Powers. The purposes of the Company are (a) to issue interests in itself and to acquire, hold, own, vote, sell, exchange or otherwise dispose of the Series A Shares and any Other MF Global Securities, in accordance with and subject to the other provisions of this Agreement, (b) to engage in any activities in connection with the foregoing or in any activity that the Manager shall deem necessary, appropriate, proper, advisable or incidental to the foregoing and (c) to engage in any other lawful acts or activities consistent with the foregoing for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable or incidental to or for the furtherance of the purpose set forth above.

SECTION 2.7 Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware, and shall continue until the dissolution of the Company pursuant to the provisions of Article XI (“Term”).

SECTION 2.8 Fiscal Year. The fiscal year of the Company shall end on the 31st day of December in each year (the “Fiscal Year”). Except as otherwise required by law, the Company shall have the same Fiscal Year for income tax and for financial and partnership accounting purposes.

SECTION 2.9 Expenses. Company Expenses shall be paid by the Company. To the extent that the Manager or any of its respective Affiliates pays any Company Expenses on behalf of the Company, the Company shall reimburse the Manager or such Affiliate, as the case may be, upon request.

SECTION 2.10 Register. The Manager shall cause to be maintained in the principal office of the Manager the books and records of the Company, which shall include, among other things, the name and address of each Member and such other information as the Manager may deem necessary or desirable (the “Register”). The Register shall not be part of this Agreement. The Manager shall from time to time update the Register as necessary to accurately reflect the information therein and as required by the Act. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the Manager may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any Member. No action of any Member shall be required to amend or update the Register.

ARTICLE III

CONTRIBUTIONS

SECTION 3.1 Initial Contributions. On the date hereof, contemporaneously with the execution of this Agreement, each Member shall contribute to the Company the number of shares of the series of preferred stock, par value $1.00 per share, of MF Global designated 6% Cumulative Convertible Preferred Stock, Series A (“Series A Shares”) set forth opposite such Member’s name on Schedule A attached hereto.

SECTION 3.2 Additional Mandatory Contributions. Upon the request of the Manager, which request may be made at any time, the Members shall make Contributions to the Company in proportion to their respective Percentage Interests to allow the Company to pay Company Expenses. Any such Contributions shall be due at the time specified by the Manager in their request of such Contribution. Without limiting the generality of Section 8.1, no Member shall have any personal liability for any of the Company’s Expenses; such Member’s liability will be limited exclusively to making Contributions if and when requested by the Manager hereunder. Any decision made by the Manager to request such Contributions shall be made in its sole discretion and this Section 3.2 shall not be deemed to create or grant any rights in favor of any third party, including, without limitation, any creditor of the Company.

ARTICLE IV

WITHDRAWALS; DISTRIBUTIONS; WITHHOLDING

SECTION 4.1 Withdrawals, Etc. A Member shall not be entitled to withdraw any part of its Contributions or to receive any distributions from the Company except as provided in this Article IV and Article XI; nor shall a Member be entitled to make any Contribution to the Company other than as expressly provided herein. No loan made to the Company by any member shall constitute a Contribution to the Company for any purpose.

SECTION 4.2 Distributions.

(a) Distributions Attributable to Ownership or Disposition of MF Global Securities. Except as otherwise provided herein, Distributable Cash shall be distributed promptly after receipt thereof to the Members in proportion to their respective Percentage Interests.

(b) Other Distributions.

(i) Subject to Article XI which shall govern distributions upon the dissolution of the Company and Section 4.3(a), distributions in kind shall be made at the times and in the aggregate amounts determined by the Manager. Such distributions shall be made to the Members in proportion to their Percentage Interests at the time of distribution.

(ii) Subject to the final sentence of Section 4.3(b)(i), if a distribution (including upon dissolution of the Company in accordance with Article XI) consists of both cash and Securities or Securities of more than one class (with each lot of Securities with a separate basis or holding period being treated as a separate class of Securities), each Member receiving such distribution shall, to the extent practicable, receive the same proportion of cash and Securities of each class being distributed. The Manager may cause certificates evidencing any Securities to be distributed to be imprinted with legends as to such restrictions on Transfer as it may reasonably determine are necessary or appropriate, including legends as to applicable U.S. federal or state or non-U.S. securities laws or other legal or contractual restrictions, and may require any Member to which Securities are to be distributed, as a condition to such distribution, to agree in writing (i) that such Member shall not Transfer such Securities except in compliance with such restrictions and (ii) to such other undertakings as the Manager may reasonably determine are necessary or appropriate.

(iii) To the extent practical, any distribution of Series A Shares to the Members (including upon dissolution of the Company in accordance with Article XI) shall be of the specific lot or lots of Series A Shares contributed or deemed to be contributed by such Member.

(iv) In the event that a distribution of any Other Securities or property occurs (including upon dissolution of the Company in accordance with Article XI), such Other Securities or property shall be deemed to have been sold at their Value and the proceeds of such sale shall be distributed to the Members in proportion to their respective Percentage Interests.

(c) Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to any Member if such distribution would violate Section 18-607 of the Act or other applicable law.

SECTION 4.3 Withholding.

(a) General. Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Company and the Manager, and each Member hereby agrees that the Company shall, to the fullest extent permitted by applicable law, similarly indemnify and hold harmless each other Covered Person hereby or pursuant to one or more separate indemnification agreements with such Covered Persons, in each case where such Person is or is deemed to be the responsible withholding agent for U.S. federal, state, local or non-U.S. income tax purposes against all claims, liabilities and expenses of whatever nature relating to such Covered Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to such Member or as a result of such Member’s participation in the Company. If, pursuant to a separate indemnification agreement or otherwise, the Company shall indemnify or be required to indemnify any Covered Person against any claims, liabilities or expenses of whatever nature relating to such Covered Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by such Covered Person as a result of any Member’s participation in the Company, such Member shall pay to the Company the amount of the indemnity paid or required to be paid.

(b) Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company and the Manager to withhold and to pay over, or otherwise pay, any withholding or other taxes payable or required to be deducted by the Company or any of its Affiliates (pursuant to the Code or any provision of U.S. federal, state, local or non-U.S. tax law) with respect to such Member or as a result of such Member’s participation in the Company (including as a result of a distribution in kind to such Member). If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time that such withholding or other tax is withheld or required to be paid, whichever is earlier, which payment shall be deemed to be a distribution of Distributable Cash with respect to such Member’s interest in the Partnership to the extent that such Member (or any successor to such Member’s interest in the Company) would have received a cash distribution but for such withholding. To the extent that such payment exceeds the cash distribution that such Member would have received but for such withholding, the Manager shall notify such Member as to the amount of such excess and shall deduct such excess from future cash distributions.

(c) Withholding from Distributions to the Company. In the event that the Company receives a distribution or payment from or in respect of which tax has been withheld, the Company shall be deemed to have received cash in an amount equal to the amount of such withheld tax, and each Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time of such distribution or payment equal to the portion of such amount that is attributable to such Member’s interest in the Company as determined in good faith by the Manager, which payment shall be deemed to be a distribution of Distributable Cash pursuant to the Section 4.3(a) to the extent that such Member (or any successor to such Member’s interest in the Company) would have received a cash distribution but for such withholding. To the extent that such payment exceeds the cash distribution that such Member would have received but for such withholding, the Manager shall notify such Member as to the amount of such excess and shall deduct such excess from future cash distributions. In the event that the Company anticipates receiving a distribution or payment from which tax will be withheld in kind, the Manager may elect to prevent such in-kind withholding by paying such tax in cash and may require each Member in advance of such distribution to make a prompt payment to the Company by wire transfer of the amount of such tax attributable to such Member’s interest in the Company as equitably determined by the Manager.

ARTICLE V

CERTAIN TAX MATTERS

SECTION 5.1 Partnership for Tax Purposes; Tax Returns. The Company shall not elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations section 301.7701-3(a) or under any corresponding provision of state or local law. The Company shall not participate in the establishment of an “established securities market” (within the meaning of section 1.7704-1(b) of the Treasury Regulations) or a “secondary market or the substantial equivalent thereof” (within the meaning of section 1.7704-1(c) of the Treasury Regulations) or, in either case, the inclusion of interests in the Company thereon.

ARTICLE VI

MANAGEMENT

SECTION 6.1 Management of the Company.

(a) Subject to the other provisions of this Agreement, the Manager (acting directly or through its duly appointed agents) shall have full, exclusive and complete discretion to manage and control the business, assets and affairs of the Company, to make all decisions affecting the business, assets and affairs of the Company and to take all such actions as it deems necessary, advisable or convenient or incidental to carry out any and all of the purposes of the Company set forth herein which is hereby authorized and empowered on behalf and in the name of the Company and in its own name, if necessary or appropriate, but subject to the other provisions of this Agreement and to its fiduciary duties, to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable, convenient or incidental thereto.

(b) Except as specifically provided in this Agreement, each decision required to be made by the Company (including in respect of the voting of any of the Series A Shares or Other MF Global Securities, as applicable, held by the Company) shall be made exclusively by the Manager, provided that the Manager shall consult with the Members in advance with respect to the voting of the Series A Shares or Other MF Global Securities, as applicable, at any shareholders’ meeting.

SECTION 6.2 Ability to Bind the Company. Unless otherwise expressly provided herein, the Manager shall have the authority (a) to execute and deliver, in the name and on behalf of the Company, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the ordinary course of the business of the Company, (b) to execute and deliver commitments regarding the acquisition or disposition of investments by the Company, conveyances of real estate, documents evidencing the lending or borrowing, on behalf of the Company, and other documents and instruments otherwise arising outside the ordinary course of business of the Company, and (c) to take any and all actions on behalf of the Company that the Company is authorized to take, in each case, consistent with the authority granted the Manager pursuant to the terms of this Agreement.

SECTION 6.3 Reliance by Third Parties. In dealing with the Manager and its duly appointed agents, no Person shall be required to inquire as to the Manager’s or any such agent’s authority to bind the Company.

ARTICLE VII

LIABILITY, EXCULPATION AND INDEMNIFICATION

SECTION 7.1 Liability of the Manager and Other Covered Persons.

(a) General. No Covered Person shall be liable to the Company or any Member, and each Member does hereby release such Covered Person, for any act or omission, including any mistake of fact or error in judgment, taken, suffered or made by such Covered Person in good faith and in the belief that such act or omission is in or is not contrary to the best interests of the Company, provided that such act or omission does not constitute Disabling Conduct by the Covered Person. To the extent that, at law or in equity, a Covered Person has duties and liabilities relating thereto to the Company or to the Member, any Covered Person acting under this Agreement shall not be liable to the Company or any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity and to the extent permitted by law, is agreed by each Member to replace such other duties and liabilities of such Covered Person.

(b) Reliance. A Covered Person shall incur no liability in acting in good faith upon any signature or writing believed by such Covered Person to be genuine, may rely in good faith on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely in good faith on an opinion of counsel selected by such Covered Person with respect to legal matters. Each Covered Person may act directly or through such Covered Person’s agents or attorneys. Each Covered Person may consult with counsel, appraisers, accountants and other skilled Persons selected by such Covered Person and shall not be liable for anything done, suffered or omitted in good faith in reliance upon the advice of any of such Persons, except to the extent that such selection or reliance constituted Disabling Conduct by the Covered Person. No Covered Person shall be liable to the Company or any Member for any error of judgment made in good faith by an officer or employee of such Covered Person, provided that such error does not constitute Disabling Conduct of such Covered Person. Except as otherwise provided in this Section 7.1(b), no Covered Person shall be liable to the Company or any Member for any mistake of fact or judgment by the Covered Person in conducting the affairs of the Company or otherwise acting in respect of and within the scope of this Agreement.

SECTION 7.2 Indemnification of Covered Persons.

(a) General. The Company shall and hereby does, to the fullest extent permitted by applicable law, indemnify and hold harmless each Covered Person from and against any and all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated (“Claims”), that may accrue to or be incurred by any Covered Person, or in which any Covered Person may become involved, as a party or otherwise, or with which any Covered Person may be threatened, relating to or arising out of the investment or other activities of the Company, activities undertaken in connection with the Company, or otherwise relating to or arising out of this Agreement, including amounts paid in satisfaction of judgments, in compromise or as fines or penalties, and counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding (a “Proceeding”), whether civil or criminal (all of such Claims, amounts and expenses referred to in this Section 7.2(a) are referred to collectively as “Damages”), except to the extent that it shall have been determined ultimately by a court of competent jurisdiction that such Damages arose primarily from Disabling Conduct of such Covered Person. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement or otherwise relating to such Proceeding arose primarily from Disabling Conduct of any Covered Person. The Manager shall be authorized on behalf of the Company to enter into indemnification agreements containing terms no more favorable to the Covered Persons than those contained in this Section 7.2(a) with any of the Covered Persons from time to time.

(b) Expenses, etc. Reasonable expenses (including attorney’s fees) incurred by a Covered Person in defense or settlement of any Claim that may be subject to a right of indemnification hereunder may be advanced by the Company to such Covered Person prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be determined ultimately by a court of competent jurisdiction that the Covered Person was not entitled to be indemnified hereunder.

(c) Notices of Claims, etc. Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such Proceeding, provided that the failure of any Covered Person to give such notice as provided herein shall not relieve the Company of its obligations under this Section 7.2 except to the extent that the Company is actually prejudiced by such failure to give such notice. If any such Proceeding is brought against a Covered Person (other than a derivative suit in right of the Company), the Company will be entitled to participate in and to assume the defense thereof to the extent that the

Company may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Company to such Covered Person of the Company’s election to assume the defense of such Proceeding, the Company shall not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. The Company shall not consent to entry of any judgment or enter into any settlement of such Proceeding that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability in respect to such Proceeding and the related Claim.

(d) Survival of Protection. The provisions of this Section 7.2 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 7.2 and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(e) Reserves. If the Manager determines in its sole discretion that it is appropriate or necessary to do so, the Manager may cause the Company to establish reasonable reserves, escrow accounts or similar accounts for the Company’s obligations under this Section 7.2.

(f) Rights Cumulative. The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns, heirs and legal representatives.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF MEMBERS; RESTRICTIONS ON MEMBERS

SECTION 8.1 Limited Liability. Except as otherwise provided by the Act or herein, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company. Except as otherwise provided in the Act or herein, each Member’s liability will be limited exclusively to making Contributions under Article III.

SECTION 8.2 Other Business; Compensation, Etc. The Members and their Affiliates may engage in or possess an interest in other business ventures of every kind and description, independently or with others. None of the Company or other Members shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement. To the extent that, at law or in equity, any Affiliate of a Member or any director, officer, stockholder, employee, agent or representative of a Member or such Affiliate has duties (including fiduciary duties) and liabilities to the Company or to the Members, no such Person shall be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of any such Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Person.

ARTICLE IX

BOOKS AND RECORDS; REPORTS

SECTION 9.1 Books and Records. The Manager shall keep or cause to be kept at the address of the Manager (or such other place as the Manager shall determine, if during the Term, the Manager shall advise the Members in writing) full and accurate accounts of the transactions of the Company in proper books and records of account, during the Term and for a period of at least four years thereafter, which shall set forth all information required by the Act. Such books and records shall be maintained in accordance with generally accepted accounting principles. Such books and records shall be maintained on the basis utilized in preparing the Company’s U.S. federal income tax return, incorporating the accrual method of accounting. Such information as is necessary to reconcile such books and records with U.S. generally accepted accounting principles shall also be maintained. Such books and records shall be available for inspection and copying by each Member or its duly authorized agents or representatives during normal business hours for any purpose reasonably related to such Member’s interest in the Company.

SECTION 9.2 Reports. To the fullest extent permitted by law, the Manager will provide each Member with copies of all information concerning MF Global that the Company receives in its capacity as a shareholder of MF Global, as promptly as practicable following such receipt.

SECTION 9.3 Tax Information. The Manager shall use its reasonable best efforts to prepare and mail within 90 days after the end of each Fiscal Year, or as soon as practicable thereafter (subject to reasonable delays in the event of the late receipt by the Company of any necessary financial statements), to each Member, U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.”, or any successor schedule or form, for such Member.

ARTICLE X

NO TRANSFERS OF INTERESTS; RESIGNATIONS

SECTION 10.1 Transfer of any Member’s Interest. No Member may Transfer all or any portion of its interest in the Company or any rights therein, including any interest in the capital or profits of the Company and the right to receive distributions from the Company, without the prior written consent of the Manager, which consent shall be given or withheld in the sole discretion of the Manager. Upon obtaining such consent and upon the execution and signature by the transferee of any agreement, document or instrument required by the Manager in connection with such Transfer, the Manager shall have the authority to amend Schedule A attached hereto to reflect such Transfer. Any purported sale, assignment, pledge or other transfer made in violation of this Agreement shall be null and void.

SECTION 10.2 Transfers in Violation of Agreement Not Recognized. Unless effected in accordance with and as permitted by this Agreement, no attempted Transfer or substitution shall be recognized by the Company. Any purported Transfer or substitution not effected in accordance with and as permitted by this Agreement shall, to the fullest extent permitted by law, be void and the Company shall recognize no rights of the purported Transferee, including the right to receive distributions (directly or indirectly) from the Company or to acquire an interest in the capital or profits of the Company.

SECTION 10.3 Resignations. No Member may resign from the Company prior to the dissolution of the Company pursuant to Article XI, provided, however, that a Member who Transfers 100% of its interest in the Company in accordance with Section 10.1 may resign if its Transferee expressly assumes all of such Member’s obligations hereunder pursuant to an instrument satisfactory to the Manager.

ARTICLE XI

TERMINATION OF THE COMPANY

SECTION 11.1 Events of Dissolution.

(a) There shall be a dissolution of the Company, and its affairs shall be wound up, upon the first to occur of any of the following events:

(i) a unanimous written decision by the Members to dissolve the Company;

(ii) the entry of a decree of judicial dissolution of the Company pursuant to section 18-802 of the Act; or

(iii) the sale or distribution of 100% of the MF Global Securities owned by the Company.

(b) Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been distributed and a certificate of cancellation of the Certificate has been filed with the Secretary of State as provided herein.

SECTION 11.2 Winding Up.

(a) Distribution of MF Global Securities. Upon the dissolution of the Company, the Manager will cause the Company, as promptly as practicable, to distribute to the Members all Series A Shares and Other MF Global Securities in proportion to their Percentage Interests, provided that if the Company shall have incurred any indebtedness, either (i) each Member shall have assumed (and the Company shall have been released from any obligation with respect to) a portion of such indebtedness proportionate to its respective Percentage Interest, or (ii) the Company shall liquidate such number of Series A Shares and Other MF Global Securities as is necessary to satisfy such indebtedness prior to such distribution, and provided, further, that the Manager shall have the right to retain, and not distribute, such number of Series A Shares or Other MF Global Securities as the Manager reasonably determines shall be necessary to satisfy any other obligations of the Manager and the expenses of winding up (any such shares, “Retained Shares”).

(b) Liquidation of Remaining Assets; Application and Distribution of Proceeds. The Manager (or any duly designated representative) shall use all commercially reasonable efforts to liquidate all of the Company assets, including the Retained Shares, and wind up the affairs of the Company in an orderly manner and in accordance with the provisions of section 18-803 of the Act and the assets of the Company, including the proceeds of such liquidation, shall be distributed in the following order of priority: (i) first, to (A) creditors in satisfaction of the debts and liabilities of the Partnership, whether by payment thereof or the making of reasonable provision for payment thereof (other than any loans or advances that may have been made by any of the Partners to the Partnership), (B) the expenses of liquidation, whether by payment thereof or the making of reasonable provision for payment thereof, and (C) the establishment of any reasonable reserves (which may be funded by a liquidating trust) to be established by the Manager in amounts determined by it to be necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed or contingent); and (ii) second, to the Members in proportion to their respective Percentage Interests.

SECTION 11.3 Time for Liquidation; Termination. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Manager to seek to minimize potential losses upon such liquidation. Upon completion of the actions specified in Section 11.2, the Manager (or any duly designated representative) or such other Person as required by the Act, shall execute, acknowledge and cause to be filed a certificate of cancellation of the Certificate with the Secretary of State of the State of Delaware. Such certificate of cancellation shall not be filed by the Manager (or such representative) prior to the second anniversary of the last day of the Term unless otherwise required by law.

SECTION 11.4 Bankruptcy of a Member. The bankruptcy (as defined in sections 18-101(1) and 18-304 of the Act) of a Member shall not cause such Member to cease to be a member of the Company, and upon the occurrence of such an event the business of the Company shall continue without dissolution.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered (a) in person, by registered or certified mail or by private courier or (b) by facsimile or other electronic means, with confirmation as appropriate. Confirmation shall be valid (i) if notice is sent by facsimile, as indicated by the outgoing telecopy machine, (ii) if notice is sent by e-mail, electronic receipt or e-mail acknowledgment and (iii) in all cases, confirmation by telephone to an officer or other representative of the recipient. Unless otherwise specifically provided in this Agreement, a notice given in accordance with the foregoing clause (a) to the proper address or in person shall be deemed to have been effectively given (A) five Business Days after such notice is mailed by registered or certified mail, return receipt requested, (B) one Business Day after such notice is sent by Federal Express or other one-day service provider, provided that an e-mail indicating that the delivery has been deposited with such one-day service provider is sent to the recipient on the day the notice is sent, (C) upon receipt (according to the tracking records of the service provider) if the notice is sent by Federal Express or other one-day service provider and e-mail notification is not timely given, and (D) at the time delivered when delivered in person or by private courier. Any notice to the Manager or to a Member by facsimile or other electronic means shall be deemed to have been effectively given when sent and confirmed in accordance with the foregoing clause (b).

(a) All such notices and other communications to any Member shall be addressed as indicated on Schedule A attached hereto. All notices to the Manager shall be delivered to the Manager at CT Corporation, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, with a copy to JCF Associates II-A L.P., c/o J.C. Flowers & Co. LLC, 717 5th Avenue, 26 th Floor, New York, New York 10022, Attention: Sally Rocker and David Schamis, Facsimiles: 646-349-4890 and 646-349-4889. Any Member may designate a new address for notices by giving written notice to that effect to the Manager. The Manager may designate a new address for notices by giving written notice to that effect to each of the Members.

SECTION 12.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

SECTION 12.3 Table of Contents and Headings. The table of contents and the headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.

SECTION 12.4 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the Manager, the Member and their respective legal representatives, successors, heirs, and permitted assigns.

SECTION 12.5 Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

SECTION 12.6 Further Actions. The Manager shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the achievement of the purposes of the Company or to give effect to the provisions of this Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including any documents that the Manager determines to be necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct its investment and other activities and all such agreements, certificates, tax statements and other documents as may be required to be filed by or on behalf of the Company.

SECTION 12.7 Determinations of the Manager. Unless otherwise specified in this Agreement, any determination, decision, consent, vote or judgment of, or exercise of discretion by, or action taken or omitted to be taken by the Manager under this Agreement shall be made, given, exercised, taken or omitted as the Manager shall determine in its sole and absolute discretion acting in good faith. In connection with the foregoing, the Manager shall be entitled to consider only such interests and factors as the Manager deems appropriate, including the Manager’s own interests.

SECTION 12.8 Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is given in writing, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor such waiver was given.

SECTION 12.9 Applicable Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIMS OR DISPUTES ARISING HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION WITHOUT REGARD TO CONFLICTS OF LAWS RULES.

SECTION 12.10 Survival of Certain Provisions. The obligations of the Member pursuant to Article VII shall survive the termination or expiration of this Agreement and the dissolution, winding up and termination of the Company.

SECTION 12.11 Waiver of Partition. Except as may be otherwise provided by law in connection with the dissolution, winding up and liquidation of the Company, each Member hereby irrevocably waives any and all rights that the Member may have to maintain an action for partition of any of the Company’s property.

SECTION 12.12 No Third Party Beneficiaries. The provisions of this Agreement are intended solely to benefit the Company and the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and the Members shall not have any duty or obligation to any creditor of the Company to make any contributions to the Company.

SECTION 12.13 Amendments. Neither this Agreement nor any term or provision hereof may be waived, modified, amended or supplemented, but only by a written instrument signed by the Manager and each of the Members, provided that the Manager may, without the consent of the Members (but following consultation with the Members), amend this Agreement (A) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service or any other U.S. federal, state or non-U.S. governmental agency, or in any U.S. federal, state or non-U.S.

statute, compliance with which the Manager deems to be in the best interest of the Company, (B) as may be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, (C) to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision hereof, so long as such amendment under this clause (C) does not adversely affect the interests of the Members and (D) to revise Schedule A hereto to reflect changes to Schedule A made in accordance with this Agreement.

SECTION 12.14 Entire Agreement. Except to the extent provided for herein, this Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first above written.

MANAGER:

JCF ASSOCIATES II-A L.P.

By:	JCF Associates II-A LLC, its general partner

By:	/s/ J. Christopher Flowers
Name:	J. Christopher Flowers
Title:	Managing Director

[Signature Page to Amended and Restated LLC Agreement — Manager]

MEMBERS:
J.C. FLOWERS II L.P.

By:	JCF Associates II L.P., its general partner
By:	JCF Associates II Ltd., its general partner

By:	/s/ J. Christopher Flowers
Name:	J. Christopher Flowers
Title:	Managing Director

J.C. FLOWERS II-A L.P.

By:	JCF Associates II-A L.P., its general partner
By:	JCF Associates II-A LLC., its general partner

By:	/s/ J. Christopher Flowers
Name:	J. Christopher Flowers
Title:	Managing Director

J.C. FLOWERS II-B L.P.

By:	JCF Associates II L.P., its general partner
By:	JCF Associates II Ltd., its general partner

By:	/s/ J. Christopher Flowers
Name:	J. Christopher Flowers
Title:	Managing Director

FINANCIAL SERVICE OPPORTUNITIES L.P.

By:	FSO GP L.P., its general partner
By:	FSO GP Ltd., its general partner

By:	/s/ J. Christopher Flowers
Name:	J. Christopher Flowers
Title:	Managing Director

[Signature Page to Amended and Restated LLC Agreement — Manager]

Schedule A

Member	Contributed Series A Shares	Percentage Interest	Address
J.C. Flowers II L.P.	1,067,291 Series A Shares	71.15273333333330%	J.C. Flowers II L.P. c/o J.C. Flowers & Co. LLC 717 5th Avenue, 26th Floor New York, New York 10022,
			Attention:	Sally Rocker
David Schamis

			Facsimiles:	646-349-4890
646-349-4889

J.C. Flowers II-A L.P.	67,322 Series A Shares	4.48813333333333%	J.C. Flowers II-A L.P. c/o J.C. Flowers & Co. LLC 717 5th Avenue, 26th Floor New York, New York 10022,
			Attention:	Sally Rocker
David Schamis

			Facsimiles:	646-349-4890
646-349-4889

J.C. Flowers II-B L.P.	65,387 Series A Shares	4.35913333333333%	J.C. Flowers II-B L.P. c/o J.C. Flowers & Co. LLC 717 5th Avenue, 26th Floor New York, New York 10022,
			Attention:	Sally Rocker
David Schamis

			Facsimiles:	646-349-4890
646-349-4889

A-1

Member	Contributed Series A Shares	Percentage Interest	Address
Financial Service Opportunities L.P.	300,000 Series A Shares	20.000000000000000%	Financial Service Opportunities L.P. c/o J.C. Flowers & Co. LLC 717 5th Avenue, 26th Floor New York, New York 10022,
			Attention:	Sally Rocker
David Schamis

			Facsimiles:	646-349-4890
646-349-4889

A-2